EXHIBIT 99.1

American National Announces Second Quarter Results

GALVESTON, Texas, July 24, 2018 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced net income of $84.1 million or $3.12 per diluted share for the second quarter of 2018. Net income for the second quarter of 2018 increased by $35.1 million due to the inclusion of unrealized gains on equity securities as a result of new required accounting guidance(1) effective January 1, 2018.  Excluding the impact of these unrealized gains, net income increased to $49.0 million or $1.82 per diluted share compared to net income of $35.9 million or $1.33 per diluted share for the second quarter of 2017.

Operating income for the second quarter of 2018 increased to $29.9 million or $1.11 per diluted share compared to $21.2 million or $0.79 per diluted share for the same period of 2017.  The increase in operating income for the quarter compared to the same period in 2017 was due primarily to improved performance in our life, annuity and health segments.

Operating income excludes net unrealized gains (losses) on equity securities and realized investment earnings.  Realized investment earnings are comprised of realized investment gains (losses), equity in earnings (losses) of unconsolidated affiliates and income (loss) from non-controlling interests.  After-tax realized investment earnings for the second quarter of 2018 were $19.1 million or $0.71 per diluted share compared to earnings of $14.7 million or $0.54 per diluted share for the same period in 2017.

Book value per diluted share as of June 30, 2018 was $194.34, compared to book value per share of $194.61 on December 31, 2017.  The slight reduction in book value was primarily due to the impact of unrealized losses on bonds and dividends to shareholders which offset increases to book value from net income and the cumulative effect of accounting changes.

Net income for the six months ended June 30, 2018 was $102.9 million.  Excluding the impact of $9.4 million in unrealized gains on equity securities resulting from new required accounting guidance(1), net income was $93.5 million compared to $75.8 million for the same period in 2017.  Operating earnings through June 2018 increased $24.3 million to $73.9 million from $49.6 million over prior year primarily because of improved results from our life, property and casualty, health and corporate and other segments.

Second quarter 2018 Highlights:

  Second quarter 2018 premiums and other revenues, at $952.1 million, increased $118.0 million, or 14.1%, compared to the second quarter of 2017
  After-tax operating income increased $8.7 million, or 40.7%, over the prior year quarter
  Total life insurance in force increased by $7.9 billion to $107.0 billion as of June 30, 2018

(1)     Reflects the January 1, 2018 adoption of ASU 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues	$952,071,000	$834,093,000	$1,755,446,000	$1,613,890,000
After-tax earnings:
Operating income **	$29,876,000	$21,240,000	$73,944,000	$49,560,000
Net realized and unrealized gains (losses)**	54,263,000	14,719,000	28,972,000	26,239,000
Net income	$84,139,000	$35,959,000	$102,916,000	$75,799,000

Per diluted share earnings:
Operating income **	$1.11	$0.79	$2.74	$1.84
Net realized and unrealized gains (losses)**	2.01	0.54	1.08	0.97
Net income	$3.12	$1.33	$3.82	$2.81

Weighted average number of diluted shares
upon which computations are based	26,910,257	26,955,881	26,933,123	26,966,175

		As of
		June 30, 2018	December 31, 2017
Book value per diluted share		$194.34	$194.61

*      Results are preliminary and unaudited. American National expects to timely file its Form 10-Q in August.
**    Operating income excludes unrealized investment gains (losses) on equity securities and net realized investment earnings (losses).  Realized investment earnings are comprised of realized investment gains (losses), equity in earnings (losses) of unconsolidated affiliates and income (loss) from non-controlling interests.

American National is a family of companies that has, on a consolidated GAAP basis, $26.8 billion in assets, $21.6 billion in liabilities and $5.2 billion in stockholders’ equity. American National, founded in 1905 and headquartered in Galveston, Texas, and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company, the parent company, has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: Timothy A. Walsh (409) 766-6553